Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. INCREASES DIVIDEND BY 28.6 PERCENT

ATLANTA, GEORGIA, January 26, 2010: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced that the Board of Directors approved a 28.6% increase in the Company’s quarterly dividend. The increased regular quarterly dividend of $0.09 per share will be payable March 10, 2010 to stockholders of record at the close of business February 10, 2010.  This marks the eighth consecutive year the Board has increased its dividend a minimum of 12% or greater.

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanda.ca, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.